Exhibit 4.1

GENERAL MILLS, INC.
OFFICERS’ CERTIFICATE AND
AUTHENTICATION ORDER
Pursuant to the Indenture, dated as of February 1, 1996 (as amended, the “Indenture”), between General Mills, Inc. (the “Company”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and resolutions adopted by the Board of Directors of the Company and the Finance Committee of the Board of Directors of the Company, this Officers’ Certificate and Authentication Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the form of the Securities of such series in accordance with Section 201 of the Indenture, to request the authentication and delivery of the Securities of such series pursuant to Section 303 of the Indenture and to comply with the provisions of Section 102 of the Indenture.
Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.
A.Establishment of Series Pursuant to Section 301 of Indenture. There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms (the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):
(1)The series of Securities being authorized shall bear the title “4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056” (the “Notes”).
(2)There shall be no limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture; provided, however, that the aggregate principal amount of Notes to be authenticated and delivered under the Indenture pursuant to this Officers’ Certificate and Authentication Order shall be limited to the amount set forth in Section C below (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture).
(3)Interest on each Note will be paid to the Person in whose name the Note is registered at the close of business on the Regular Record Date (as defined in paragraph 5 below), except that interest due at Maturity will be paid to the Person to whom the principal of the Note is paid.
(4)The Notes will mature on July 16, 2056, unless the principal of any Note, or any installment of principal, becomes due and payable prior to such date. If Maturity of a Note is not a Business Day (as defined below), then the payment due on such day shall be made on the next succeeding Business Day, and no additional interest shall accrue for the period from Maturity to that next succeeding Business Day.
As used herein, “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.
(5)Each Note will bear interest from and including the original issuance date or from and including the most recent Interest Payment Date (as defined below) as to which interest on such Note (or any Predecessor Security with respect to such Note) has been paid or made available for payment at the applicable interest rate described below until the principal of the Note is paid or made available for payment. Each payment of interest on a Note will include interest to, but excluding, as the case may be, the relevant Interest Payment Date or Maturity.
The Notes will bear interest from April 16, 2026 to, but excluding July 16, 2031 (the “First Reset Date”), at an annual rate of 4.750% and, the interest rate will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from and including a Reset Date to but excluding the next Reset Date is referred to herein as a “Reset Period.” During each Reset Period, the Notes will bear interest at an annual rate equal to (i) the Five-Year Swap Rate (as defined below) as of the most recent Reset Determination Date (as defined below), plus (ii) 202.4 basis points (2.024 percentage points) (the “Initial Margin”), plus (iii) any applicable Step-Up Margin. The “Step-Up Margin” is (i) 25.0 basis points (0.25 percentage points) from and including July 16, 2036 (five years after the First Reset Date) (the “First Step Up Date”) to but excluding July 16, 2051 (twenty years after the First Reset Date) (the “Second Step Up Date”), and (ii) 100.0 basis points (1.0 percentage point) from and including the Second Step Up Date.
The “Interest Payment Date” for the Notes will be July 16 of each year, beginning on July 16, 2026, subject to the Company’s right to defer interest payments as described below in this paragraph 5. The “Regular Record Date” means the close of business (in the relevant Clearing System (as defined below)) on the Clearing System Business Day (as defined below) immediately preceding each Interest Payment Date (or, if this Note is held in definitive form, the 15th calendar day preceding the applicable Interest Payment Date, whether or not a Business Day). “Clearing System” means Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”). “Clearing System Business Day” means a day on which each Clearing System for which the Notes are being held is open for business. If any Interest Payment Date is not a Business Day, then the payment due on such day shall be made on the next succeeding Business Day, and no additional interest shall accrue for the period from such Interest Payment Date to that next succeeding Business Day.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or April 16, 2026 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
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The applicable interest rate for the Notes during each Reset Period will be determined by the Calculation Agent (as defined below), as of the applicable Reset Determination Date (as defined below), in accordance with the following provisions, as such provisions may be modified as described in “Benchmark Event” below:
“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. Unless the Company has validly called all of the outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Determination Date immediately preceding such First Reset Date. If the Company has called all of the outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, but the Company does not actually redeem all of the Notes on such Redemption Date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed Redemption Date. Any such Calculation Agent shall enter into a Calculation Agent agreement, or similar agreement, with the Company defining and governing the rights and duties of the Calculation Agent. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or any of its Affiliates as, and the Company or any of its Affiliates may serve as, the Calculation Agent.

“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent or, in the case of the First Reset Date, the rate equal to 2.841% per annum.

“Reset Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Company in consultation with the Calculation Agent (such banks, the “Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.

“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).
As provided above, the applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and the Paying Agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of Notes upon request and will be final and binding in the absence of manifest error. Neither the Trustee nor the Paying Agent shall have any duty or obligation to confirm or verify any such calculation.

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Benchmark Event

All capitalized terms used in these provisions below that have not been defined previously are used as defined in “Benchmark Event Definitions” below.
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Notes remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.

In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the Holders for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.

Successor Rate or Alternative Rate
If the Independent Adviser determines in good faith that:
    •    there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Notes (subject to the further operation of the provisions described in this section “Benchmark Event”); or
    •    there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Notes (subject to the further operation of the provisions described in this section “Benchmark Event”).
Adjustment Spread
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
Benchmark Conforming Changes
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as described below, without any requirement for the consent or approval of Holders, vary the terms and conditions of the Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Notes, the

Company shall comply with applicable laws and the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.
Notices
The Company will promptly notify the Trustee, the Calculation Agent, the Paying Agent and the Holders of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
Ratings Implications
Notwithstanding any of the foregoing, no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the Company’s determination, the same could reasonably be expected to result in an event as described under (i) or (ii) of the definition of “Rating Agency Event.”
Fallback
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the foregoing provisions, the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent; provided that, the interest rate during any Reset Period will not reset below zero.
Responsibility for Determinations
Neither the Trustee, the Calculation Agent nor the Paying Agent shall be under any obligation to (i) monitor, determine or verify the unavailability of the Original Reference Rate (or any Successor Rate or Alternative Rate or any other applicable benchmark) or (ii) to give notice to any other transaction party of the occurrence of any Benchmark Event (as defined below) or benchmark replacement. In no event shall the Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate or to determine whether any conditions to the substitution of such a rate have been satisfied, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by the Company or its designated Independent Adviser pursuant to this section “Benchmark Events,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Notes, shall become effective without consent from the Holders or any other party. None of the Trustee, the Calculation Agent, the Paying Agent or the Common Depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event. Neither the Trustee, the Calculation Agent nor the Paying Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture or any related document as a result of the unavailability of the Original Reference Rate (or any Successor Rate or Alternative Rate or any other applicable benchmark) and absence of a benchmark replacement or substitute for the Five-Year Swap Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture or any related document and reasonably required for the performance of its duties.

Benchmark Event Definitions

“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to Holders as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is in customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:

(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi) it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any Paying Agent to calculate any payment due to be made to any holder of a note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate or any component part thereof.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):

(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Notes.
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If a Change of Control Triggering Event (as defined in paragraph 7 below) occurs and the Company does not exercise its right to redeem the Notes within 60 days after the occurrence of a Change of Control (or if the Company exercises such right but any Notes remain outstanding), then the interest rate applicable to the Notes will increase by 500.0 basis points (5.0 percentage points) beginning on the first Interest Payment Date after the expiration of such 60-day period. The Company shall provide notice to the Holders (with a copy to the Paying Agent and the Trustee) of such interest rate increase. In the absence of such notice, the Paying Agent and the Trustee may conclusively and without liability assume the interest rate has not been increased.
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Payment of Additional Amounts
Subject to the exceptions and limitations set forth below, additional interest will be paid on the Notes in such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a Holder (or the beneficial owner for whose benefit such Holder holds such Note) who is not a United States Person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(i)to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(ii)to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or an applicable withholding agent from the payment;

(v)to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(vi)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(vii)to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(viii)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(ix)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(xii) in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used herein, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States

Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
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Option to Defer Interest Payments
At its option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Notes, an “Optional Interest Deferral Period”), so long as no Event of Default with respect to the Notes has occurred and is continuing.
A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Maturity Date or Redemption Date, if earlier, of the Notes. The Company may not begin a new Optional Interest Deferral Period, and may not pay current interest on the Notes, until it has paid all accrued interest on the Notes from the previous Optional Interest Deferral Period. The Company may elect, at its option, to extend any Optional Interest Deferral Period, so long as the entirety of such Optional Interest Deferral Period does not exceed 10 consecutive years or extend beyond the Maturity Date or Redemption Date, if earlier, of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Interest Deferral Period.
Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, the Company may again defer interest payments on the Notes as described above, but not beyond the Maturity Date or Redemption Date, if earlier, of the Notes.
The Company will give the Trustee, Paying Agent and Holders written notice of its election to begin, shorten or extend, an Optional Interest Deferral Period at least five Business Days prior to the first Interest Payment Date affected by such election. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement or extension, as applicable, of an Optional Interest Deferral Period unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.
The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the Interest Payment Date immediately following the last day of an Optional Interest Deferral Period will be the regular record date with respect to such Interest Payment Date.

(6)Payment of principal of and premium (if any) and interest on each Note that is represented by a Global Security will be made to the Depositary (as specified in paragraph 16 below) or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture.
Payment of principal of and premium (if any) and interest on each Note that is not represented by a Global Security will be made upon presentation and surrender of such Note at the office or agency maintained by the Company for that purpose in London. Registered Holders that wish to receive payment in immediately available funds must provide appropriate written wire transfer instructions sufficiently in advance of the payment date and present the Note in time for the party making the payment to make payments in such funds in accordance with its normal procedures. Any wire transfer instructions received by a party making payments shall remain in effect until revoked by the registered Holder. Payment in accordance with written wire transfer instructions from a registered Holder shall be deemed to constitute full and complete payment of all amounts so paid. The Company may, at its option, elect to make payments of interest other than at Maturity by check mailed to the address of the registered Holder thereof as of the close of business on the relevant Regular Record Date as such address appears in the Security Register.
The “Place of Payment” with respect to the Notes shall be London, England.
(7)The Company, at its option, may redeem the Notes pursuant to the provisions below:
Par Call
(i)in whole or in part from time to time, on any Par Call Date (as defined below) at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
Make-Whole Call
(ii)in whole or in part from time to time, on any date other than a Par Call Date at a Redemption Price equal to the greater of (i) 100% of the Notes to be redeemed and (ii) as determined by an independent investment bank selected by the Company, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the next succeeding Par Call Date (excluding any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below) plus the applicable Make-Whole Spread (as defined below), in each case plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
Right to Redeem upon a Tax Deductibility Event or Rating Agency Event

(iii)in whole but not in part, at any time after the occurrence of a Tax Deductibility Event or a Rating Agency Event (each as defined below) at a Redemption Price equal to either (i) 101% of the Notes to be redeemed, if the Redemption Date is prior to the first Par Call Date, or (ii) 100% of the Notes to be redeemed, if the Redemption Date is on or after the first Par Call Date, in either case plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;

    Right to Redeem upon a Tax Withholding Event

(iv)in whole but not in part, at any time after the occurrence of a Tax Withholding Event (as defined below) at a Redemption Price equal to 100% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;

Right to Redeem upon a Change of Control Triggering Event
(v)in whole but not in part, at any time after the occurrence of a Change of Control Triggering Event (as defined below) at a Redemption Price equal to 101% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and
    Right to Redeem upon a Substantial Repurchase Event (Clean-Up Call)
(vi)in whole but not in part, at a Redemption Price equal to 100% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, if prior to such Redemption Date the Company has repurchased or redeemed Notes equal to or in excess of 75% of the initial aggregate principal amount issued of the Notes.
    The foregoing options are cumulative and the Company may elect to exercise any or all such options as are available to it at any given time, and no such option shall be deemed to be in lieu of any other.
    For the avoidance of doubt, the amount of accrued and unpaid interest on the Notes included in the calculation of any applicable Redemption Price will include, if applicable, any arrears of interest and any additional interest as described elsewhere in this paragraph 7.
    In any case, the principal amount of a Note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
*    *    *

In addition to the definitions provided above, these additional definitions apply for the provisions described under “Optional Redemption.”

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Company or one of its Subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of the Company’s Subsidiaries); or (c) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(y) immediately following such transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (z) immediately following such transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming for this purpose that the Notes matured on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Board of Directors on April 16, 2026 or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Make-Whole Spread” means 35 basis points.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Par Call Date” means (i) each and any day during the period beginning on and including April 17, 2031 (the date that is 90 days prior to the First Reset Date) and ending on and including the First Reset Date and (ii) each and any Interest Payment Date after the First Reset Date.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by the Company as a replacement Rating Agency for a former Rating Agency.

“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as these Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, for purposes of this definition, a “rating agency”), (a) as such methodology was in effect on April 9, 2026, in the case of any rating agency that published a rating for the Company as of April 9, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after April 9, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Rating Event” means the rating on the Company’s then-existing senior unsecured notes is lowered by each of the Rating Agencies and the then-existing senior unsecured notes are assigned a rating below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating on the Company’s then-existing senior unsecured notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that commences on the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Tax Deductibility Event” means the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of the Company’s Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to such Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after April 9, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Tax Withholding Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after April 9, 2026, the Company has become or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts with respect to the Notes.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Notice of redemption will be given to the registered Holders to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date, which date and the applicable Redemption Price will be specified in the notice. Once notice of redemption is mailed, the Notes or any portion of the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date. On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes or any portion of the Notes to be redeemed on that date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date.
(9)    The Notes shall be issuable in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(11)    All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in such coin or currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union as at the time of payment shall be legal tender for the payment of public and private debts. If such coin or currency (the “euro”) is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into United States dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under the Notes or the Indenture. The most recently available market exchange rate will be the basis for determining the equivalent of the euro in the currency of the United States of America for any purpose under the Indenture, including for purposes of the definition of “Outstanding” in Section 101 of the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
(15)The Notes shall be defeasible, in whole or any specified part, pursuant to Section 1302 or Section 1303 of the Indenture or both such Sections. For purposes of the defeasance and covenant defeasance provisions, German government securities shall be used instead of United States government securities in respect of payments due in euro on the Notes.
(16)The Notes shall be issuable in whole or in part in the form of one or more Global Securities registered in the name of the Depositary or its nominee. The Depositary with respect to such Global Securities shall be U.S. Bank Europe DAC. The Global Securities shall bear the legends set forth on the form of Note attached hereto as Exhibit A. In lieu of the provisions set forth in clause (2) of the last paragraph of Section 305 of the Indenture, such Global Security may not be exchanged in whole or in part for Securities registered, and no transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof, unless (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security and the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer so registered or (ii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so exchangeable. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture.
(17)“Event of Default,” with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
•failure to pay interest on the Notes for 90 days after payment is due, taking into account any Optional Interest Deferral Period;
•failure to pay principal or any premium on the Notes when due;
•the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
•the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

For the avoidance of doubt, the foregoing definition shall apply in place of the definition of “Event of Default” set forth in Section 501 of the Indenture, which shall not be applicable to the Notes.
Notwithstanding Section 502 of the Indenture, the Notes will not be automatically accelerated upon any Event of Default. Instead, the Trustee or the direct Holders of not less than 25% in principal amount of the Notes may make a declaration of acceleration of maturity. Furthermore, any acceleration of the Notes will be subject to the subordination provisions described below in paragraph 19.
(18)
Certain Limitations During an Optional Interest Deferral Period
With certain exceptions as noted immediately below, the Company will not do any of the following during an Optional Interest Deferral Period for the Notes:
    (i)    declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock;
    (ii)    make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities (including debt securities of other series issued under the Indenture) that rank equally with, or junior to, the Notes in right of payment; or
    (iii)    make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with or junior to the Notes in right of payment.
However, the foregoing provisions shall not prevent or restrict the Company from making:
    (a)    purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its Subsidiaries or Affiliates;
    (b)    any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s capital stock;
    (c)    any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;
    (d)    any purchase, redemption or other acquisition of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;
    (e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;
    (f) any payment, dividend or distribution made in the Company’s capital stock (or rights to acquire the Company’s capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred; or
    (g)    any payments on the Notes, any trust preferred securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.
(19)The payment of the principal of, premium, if any, and interest, if any on each and all of the Notes (other than Notes discharged or defeased pursuant to Section 1302 of the Indenture) are hereby expressly subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness. Except as provided herein, the holders of all Senior Indebtedness shall be first entitled to receive payment of the full amount unpaid on Senior Indebtedness before Holders are entitled to receive a payment on account of the principal or interest on the Notes in the following circumstances:
(k)upon any distribution of the Company’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings; or
a.if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or any other default having occurred concerning any Senior Indebtedness, which permits the holder or holders of any Senior Indebtedness to accelerate the maturity of any Senior Indebtedness with notice or lapse of time, or both, and such default shall have continued beyond the grace period, if any, provided for such default, and such default shall not have been cured or waived or have ceased to exist.
For purposes hereof, except as provided below, “Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:
    (i)    all of the Company’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;
    (ii)    all of the Company’s obligations that are required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles (together, known as “finance lease obligations”);
    (iii)    all of the Company’s obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP (together, known as “synthetic lease obligations”);
    (iv)    all of the Company’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;
    (v)    all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its Subsidiaries have agreed to be treated as owner of the subject property for United States federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
    (vi)    all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of the Company’s other outstanding variable or floating rate indebtedness;
    (vii)    all obligations of the types referred to in clauses (i) through (vi) above of another Person, including any of the Company’s Subsidiaries, which the Company has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;
    (viii)    all of the Company’s compensation and reimbursement obligations to the Trustee pursuant to Section 607 of the Indenture; and

    (ix)    all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by the Company of any such Senior Indebtedness referred to in clauses (i) through (viii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);
provided, however, that, the following will not constitute Senior Indebtedness:
    (A)    trade accounts payable and accrued liabilities arising in the ordinary course of business or
    (B)    any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Notes.
B.Establishment of Form of Securities Pursuant to Section 201 of the Indenture. In accordance with Section 201 of the Indenture, the form attached hereto as Exhibit A is hereby established as the form to represent the Notes.
C.Order for the Authentication and Delivery of Securities Pursuant to Section 303 of the Indenture. Pursuant to Section 303 of the Indenture, you are hereby requested, as Trustee under the Indenture, to authenticate, in the manner provided by the
Indenture, €1,000,000,000 aggregate principal amount of the Notes registered in the name of USB Nominees (UK) Limited, which Notes have been heretofore duly executed by the proper officers of the Company and delivered to you as provided in the Indenture, and to deliver said authenticated Notes to U.S. Bank Europe DAC, as Common Depositary for Euroclear and Clearstream, on April 16, 2026.
D.Certification Pursuant to Section 102 of the Indenture. Each of the undersigned has read the pertinent sections of the Indenture, including Sections 201, 301 and 303 thereof and the definitions in the Indenture relating thereto, and certain other corporate documents and records. In the opinion of each of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to (i) the establishment of (a) a series of Securities and (b) the form of such Securities and (ii) the issuance, authentication and delivery of such series of Securities contained in the Indenture have been complied with. In the opinion of the undersigned, all conditions precedent to (x) the establishment of the Notes and the form of the Notes and (y) the issuance, authentication and delivery of the Notes have been complied with.
Insofar as this Officers’ Certificate and Authentication Order relates to legal matters, it is based upon the Opinion of Counsel delivered by the Company to the Trustee contemporaneously herewith.

IN WITNESS WHEREOF, the undersigned have hereunto signed our names on behalf of the Company.
Dated: April 16, 2026

GENERAL MILLS, INC.

By    /s/ Wendy C. Unglaub
Wendy Unglaub
Its Vice President, Treasurer

By    /s/ Kurt Hoddinott
    Kurt Hoddinott
    Its Assistant Treasurer, Finance Director

CERTIFICATION

I, Chris A. Rauschl, an Assistant Secretary of the Company, do hereby certify that Wendy Unglaub is on the date hereof the duly elected or appointed Vice President, Treasurer of the Company and the signature set forth above is her own true signature, and further certify that Kurt Hoddinott is on the date hereof the duly elected or appointed Assistant Treasurer, Finance Director of the Company and the signature set forth above is his own true signature.

/s/ Chris A. Rauschl
Chris A. Rauschl
Assistant Secretary
[Signature Page to Officers' Certificate and Authentication Order (Series A)]

EXHIBIT A

REGISTERED NO. _____    PRINCIPAL AMOUNT: €_______________
GENERAL MILLS, INC.
4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

CUSIP No. 370334 DD3	ISIN XS3328596179	Common Code 332859617

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
GENERAL MILLS, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB NOMINEES (UK) LIMITED, or registered assigns, the principal sum of __________________ euros (€________________) on July 16, 2056 (the “Maturity Date”), and to pay interest thereon from and including April 16, 2026 or the most recent Interest Payment Date (as defined below) as to which interest has been paid or made available for payment, annually in arrears on July 16 in each year (each, an “Interest Payment Date”), commencing on July 16, 2026, at the applicable interest rate described below, until the principal amount hereof has been paid or duly made available for payment, subject to the Company’s option to defer interest as set forth on the reverse hereof.
The Notes will bear interest from April 16, 2026 to, but excluding July 16, 2031 (the “First Reset Date”), at an annual rate of 4.750%, and the interest rate will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from and including a Reset Date to but excluding the next Reset Date is referred to herein as a “Reset Period.” During each Reset Period, the Notes will bear interest at an annual rate equal to (i) the Five-Year Swap Rate (as defined in the Officers’ Certificate and Authentication Order establishing this series of Notes pursuant to the Indenture (the “Officers’ Certificate”), and subject to the adjustments provided for therein) as of the most recent Reset Determination Date (as defined in the Officers’ Certificate), plus (ii) 202.4 basis points (2.024 percentage points) (the “Initial Margin”), plus (iii) any applicable Step-Up Margin. The “Step-Up Margin” is (i) 25.0 basis points (0.25 percentage points) from and including July 16, 2036 (five years after the First Reset Date) (the “First Step Up Date”) to but excluding July 16, 2051 (twenty years after the First Reset Date) (the “Second Step Up Date”), and (ii) 100.0 basis points (1.0 percentage point) from and including the Second Step Up Date.
Interest (including interest for partial periods) will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or April 16, 2026 if no interest has been paid on this Note), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Each payment of interest hereon will include interest to, but excluding, as the case may be, the relevant Interest Payment Date or Maturity.
The interest so payable, and punctually paid or made available for payment, on any Interest Payment Date will, as provided for in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities with respect hereto) is registered at the close of business on the Regular Record Date (as defined below) for such Interest Payment Date; except that interest due at Maturity will be paid to the Person to whom the principal is paid. A “Regular Record Date” means the close of business (in Euroclear or Clearstream, as applicable) on the Clearing System Business Day (as defined below) immediately preceding each Interest Payment Date (or, if this Note is held in definitive form, the 15th calendar day preceding the applicable Interest Payment Date, whether or not a Business Day (as defined below)). “Clearing System Business Day” means a day on which Euroclear or

Clearstream, as applicable, is open for business. Any such interest not so punctually paid or made available for payment will forthwith cease to be payable to the Person in whose name this Note (or one or more Predecessor Securities with respect hereto) is registered at the close of business on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
As set forth herein, the Company will pay additional interest on this Note in certain circumstances.
Payment of principal of and premium (if any) and interest on this Note will be made to USB Nominees (UK) Limited or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Note represented hereby for all purposes under the Indenture.
The “Place of Payment” with respect to this Note shall be London, England.

All payments on this Note will be made in such coin or currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union as at the time of payment shall be legal tender for the payment of public and private debts. If such coin or currency (the “euro”) is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Note will be made in United States dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into United States dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of this Note so made in United States dollars will not constitute an Event of Default under this Note or the Indenture.

The most recently available market exchange rate will be the basis for determining the equivalent of the euro in the currency of the United States for any purpose under the Indenture, including for purposes of the definition of “Outstanding” in Section 101 of the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Any payment on this Note due on a day that is not a Business Day will be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest shall accrue for the period from and after such date.
As used in this Note, “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the T2 system), or any successor thereto, operates.
The payment of the principal of, premium, if any, and interest, if any on each and all of the Notes (other than Notes discharged or defeased pursuant to Section 1302 of the Indenture) are hereby expressly subordinated and junior in right of payment, to the extent and in the manner set forth on the reverse hereof, to the prior payment in full of all Senior Indebtedness.
Reference is hereby made to the further provisions of this Note as set forth on the reverse hereof and to the provisions of the Officers’ Certificate, which provisions shall have the same effect as though fully set forth in this place.
Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and has caused a facsimile of its corporate seal to be affixed hereto or imprinted hereon.
Dated: April 16, 2026

TRUSTEE’S CERTIFICATE OF AUTHENTICATION	GENERAL MILLS, INC.
This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.
U. S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:_________________________________	By:__________________________________
Authorized Officer

OR
Attest:______________________________
______________________________________
as Authenticating Agent for the Trustee
By:__________________________________
Authorized Officer	[SEAL]

[REVERSE OF NOTE]
GENERAL MILLS, INC.

4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 1, 1996 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount. This Note is one of a series of the Securities designated as “4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056” (the “Notes”).
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The payment of the principal of, premium, if any, and interest, if any on each and all of the Notes (other than Notes discharged or defeased pursuant to Section 1302 of the Indenture) are expressly subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness (as defined in the Officers’ Certificate). Except as provided herein, the holders of all Senior Indebtedness shall be first entitled to receive payment of the full amount unpaid on Senior Indebtedness before Holders are entitled to receive a payment on account of the principal or interest on the Notes in the following circumstances:

a.    upon any distribution of the Company’s assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings; or
b.    if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or any other default having occurred concerning any Senior Indebtedness, which permits the holder or holders of any Senior Indebtedness to accelerate the maturity of any Senior Indebtedness with notice or lapse of time, or both, and such default shall have continued beyond the grace period, if any, provided for such default, and such default shall not have been cured or waived or have ceased to exist.
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Option to Defer Interest Payments
At its option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Notes, an “Optional Interest Deferral Period”), so long as no Event of Default with respect to the Notes has occurred and is continuing.
A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Maturity Date or Redemption Date, if earlier, of the Notes. The Company may not begin a new Optional Interest Deferral Period, and may not pay current interest on the Notes, until it has paid all accrued interest on the Notes from the previous Optional Interest Deferral Period. The Company may elect, at its option, to extend any Optional Interest Deferral Period, so long as the entirety of such Optional Interest Deferral Period does not exceed 10 consecutive years or extend beyond the Maturity Date or Redemption Date, if earlier, of the Notes. The Company may also elect, at its option, to shorten the length of any Optional Interest Deferral Period.
Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, the Company may again defer interest payments on the Notes as described above, but not beyond the Maturity Date or Redemption Date, if earlier, of the Notes.
Certain Limitations During an Optional Interest Deferral Period
With certain exceptions as noted immediately below, the Company will not do any of the following during an Optional Interest Deferral Period for the Notes:
    (i)    declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock;
    (ii)    make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities (including debt securities of other series issued under the Indenture) that rank equally with, or junior to, the Notes in right of payment; or
    (iii)    make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with or junior to the Notes in right of payment.
However, the foregoing provisions shall not prevent or restrict the Company from making:
    (a)    purchases, redemptions or other acquisitions of the Company’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of its Subsidiaries or Affiliates;
    (b)    any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s capital stock;
    (c)    any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;
    (d)    any purchase, redemption or other acquisition of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;
    (e) any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;
    (f) any payment, dividend or distribution made in the Company’s capital stock (or rights to acquire the Company’s capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of Company’s capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred; or
    (g)    any payments on the Notes, any trust preferred securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.
The Company will give the Trustee, Paying Agent and Holders written notice of its election to begin, shorten or extend, an Optional Interest Deferral Period at least five Business Days prior to the first Interest Payment Date affected by such election. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement or extension, as applicable, of an Optional Interest Deferral Period unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.
The record date for the payment of deferred interest and, to the extent permitted by applicable law, any additional interest on the deferred interest payable on the Interest Payment Date immediately following the last day of an Optional Interest Deferral Period will be the regular record date with respect to such Interest Payment Date.
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If a Change of Control Triggering Event (as defined below) occurs and the Company does not exercise its right to redeem the Notes within 60 days after the occurrence of a Change of Control (or if the Company exercises such right but any Notes remain outstanding), then the interest rate applicable to the Notes will increase by 500.0 basis points (5.0 percentage points) beginning on the first Interest Payment Date after the expiration of such 60-day period. The Company shall provide notice to the Holders (with a copy to the Paying Agent and the Trustee) of such interest rate increase. In the absence of such notice, the Paying Agent and the Trustee may conclusively and without liability assume the interest rate has not been increased.
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Additional Amounts
Subject to the exceptions and limitations set forth below, additional interest will be paid on the Notes in such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a Holder (or the beneficial owner for whose benefit such Holder holds such Note) who is not a United States Person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(i)to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d)being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(ii)to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(iii)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(iv)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or an applicable withholding agent from the payment;

(v)to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(vi)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(vii)to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;
(viii)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(ix)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(x)in the case of any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used herein, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the

United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
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In case an Event of Default with respect to the Notes shall have occurred and be continuing, the unpaid principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture, as modified with respect to these Notes by the Officers’ Certificate. The definition of Event of Default set forth in such Officers’ Certificate shall apply in lieu of the definition set forth in the Indenture.
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Optional Redemption
The Company may at its option redeem this Note at the Redemption Prices set forth below; provided that the principal amount of this Note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. The Company may exercise such option by mailing or causing the Trustee to mail a notice of such redemption at least 10 but not more than 60 days prior to the Redemption Date. In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof. If less than all of the Securities with like tenor and terms to this Note are to be redeemed, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. The Company shall notify the Trustee of the Redemption Price promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation. Unless the Company defaults on the payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the principal amount of this Note to be redeemed.
The Company, at its option, may redeem the Notes:
(i)    Par Call: in whole or in part from time to time, on any Par Call Date (as defined below) at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
(ii)    Make-Whole Call: in whole or in part from time to time, on any date other than a Par Call Date at a Redemption Price equal to the greater of (i) 100% of the Notes to be redeemed and (ii) as determined by an independent investment bank selected by the Company, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on the next succeeding Par Call Date (excluding any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined below) plus the applicable Make-Whole Spread (as defined below), in each case plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
(iii)    Right to Redeem upon a Tax Deductibility Event or Rating Agency Event: in whole but not in part, at any time after the occurrence of a Tax Deductibility Event or a Rating Agency Event (each as defined below) at a Redemption Price equal to either (i) 101% of the Notes to be redeemed, if the Redemption Date is prior to the first Par Call Date, or (ii) 100% of the Notes to be redeemed, if the Redemption Date is on or after the first Par Call Date, in either case plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
(iv)    Right to Redeem upon a Tax Withholding Event: in whole but not in part, at any time after the occurrence of a Tax Withholding Event (as defined below) at a Redemption Price equal to 100% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date;
(v)    Right to Redeem upon a Change of Control Triggering Event: in whole but not in part, at any time after the occurrence of a Change of Control Triggering Event (as defined below) at a Redemption Price equal to 101% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and

(vi)    Right to Redeem upon a Substantial Repurchase Event (Clean-Up Call): in whole but not in part, at a Redemption Price equal to 100% of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, if prior to such Redemption Date the Company has repurchased or redeemed Notes equal to or in excess of 75% of the initial aggregate principal amount issued of the Notes.
    The foregoing options are cumulative and the Company may elect to exercise any or all such options as are available to it at any given time, and no such option shall be deemed to be in lieu of any other.
For the avoidance of doubt, the amount of accrued and unpaid interest on the Notes included in the calculation of any applicable Redemption Price will include, if applicable, any arrears of interest and any additional interest as described elsewhere in this Note.
For purposes of this Note:
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Company or one of its Subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of the Company’s Subsidiaries); or (c) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(y) immediately following such transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (z) immediately following such transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company in accordance with generally accepted market practice at such time.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed (assuming for this purpose that the Notes matured on the Par Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Board of Directors on April 16, 2026 or (b) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of

Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Ratings and its successors.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.
“Make-Whole Spread” means 35 basis points.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Par Call Date” means (i) each and any day during the period beginning on and including April 17, 2031 (the date that is 90 days prior to the First Reset Date) and ending on and including the First Reset Date and (ii) each and any Interest Payment Date after the First Reset Date.
“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) selected by the Company as a replacement Rating Agency for a former Rating Agency.
“Rating Agency Event” means as of any date, a change, clarification, or amendment in the methodology in assigning equity credit to securities such as these Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, for purposes of this definition, a “rating agency”), (a) as such methodology was in effect on April 9, 2026, in the case of any rating agency that published a rating for the Company as of April 9, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Company, in the case of any rating agency that first publishes a rating for the Company after April 9, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.
“Rating Event” means the rating on the Company’s then-existing senior unsecured notes is lowered by each of the Rating Agencies and the then-existing senior unsecured notes are assigned a rating below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating on the Company’s then-existing senior unsecured notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that commences on the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Tax Deductibility Event” means the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of the Company or any of the Company’s Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to such notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after April 9, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
“Tax Withholding Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after April 9, 2026, the Company has become or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts with respect to the Notes.
“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
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The Company may, without the consent of the Holders, issue additional Securities having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the issue price and issue date and, in some cases, the first interest payment date). Any additional Securities having the same terms, together with these Notes, will constitute a single series of Notes under the Indenture; provided that, if the additional Securities are not fungible with these Notes for U.S. federal income tax purposes, the additional Securities will have different ISIN and CUSIP numbers. No such additional Securities having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the issue price and issue date and, in some cases, the first interest payment date) may be issued if an Event of Default has occurred with respect to these Notes.
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The Indenture contains provisions for defeasance at any time of either the entire principal of the Notes or of certain covenants and Events of Default with respect to the Notes, in either case upon compliance by the Company with certain conditions set forth in the Indenture. For purposes of the defeasance and covenant defeasance provisions, German government securities shall be used instead of United States government securities in respect of payments due in euro on the Notes.
In lieu of the provisions set forth in clause (2) of the last paragraph of Section 305 of the Indenture, this Global Security is exchangeable for definitive Notes only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security and the Company does not appoint a successor Depositary within 90 days after receiving that notice or becoming aware that the Depositary is no longer so registered or (ii) the Company executes and delivers to the Trustee a Company Order that this Global Security shall be so exchangeable. In such case, this Global Security shall be exchangeable into Notes issuable only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. No Notes shall be issuable in denominations of less than €100,000. If this Global Security is exchangeable pursuant to the preceding sentences, it shall be exchangeable for definitive Notes, bearing interest at the same rate, having the same date of issuance, redemption provisions, Stated Maturity and other terms in registered form and of differing denominations aggregating a like amount.
As provided in the Indenture and subject to the limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. No Notes will be issuable in denominations of less than €100,000. As provided in the Indenture and subject to the limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor in denominations of €100,000 and integral multiples of €1,000 in excess thereof, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the places, at the respective times and at the rate herein prescribed.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Person in whose name this Note is registered as the absolute owner of this Note at such Holder’s address as it appears on the Security Register (whether or not this Note shall be overdue) for the purpose of receiving payment of or on account hereof and for all other purposes, and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.
No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any indenture supplemental thereto or any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability of every such incorporator, stockholder, officer and director, as such, being expressly waived and released by acceptance hereof and as a condition of and as part of the consideration for the issuance of this Note.
Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for United States federal, state and local tax purposes.
The Notes will not be subject to, or entitled to the benefit of, any sinking fund.
Capitalized terms used herein which are not defined herein shall have the respective meanings assigned thereto in the Indenture.
The Indenture is, and this Note shall be, governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--as tenants in common	UNIF TRAN MIN ACT-- CUSTODIAN
TEN ENT	--as tenants by the entireties	(Cust) (Minor)
JT TEN	--as joint tenants with right	Under Uniform Transfers to Minors Act
of survivorship and not as
tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please insert Social Security or Other identifying Number of Assignee

/        /     PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE
________________________________________________________________________________________________________________________________________________________________________

the within Note of GENERAL MILLS, INC. and does hereby irrevocably constitute and appoint _____________________ attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated: __________________    _________________________
____________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.